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                                                                    EXHIBIT 11.1


                     C.P. CLARE CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF NET INCOME PER SHARE (1)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                      THREE MONTHS ENDED
                                                                 June 29, 1997    June 30, 1996
                                                                 -------------    -------------

Net Income                                                         $    1,652       $    2,791
                                                                   ==========       ==========

Weighted Average Common Shares and Common Share
Equivalents:
  Weighted Average Common Shares Outstanding During the Period      9,192,582        8,832,344
  Weighted Average Common Share Equivalents                           490,545          828,921
                                                                   ==========       ==========
                                                                    9,683,127        9,661,265
                                                                   ==========       ==========

Net Income per Common and Common Share Equivalent                  $     0.17       $     0.29
                                                                   ==========       ==========





(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different.





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